Borrower's Tax I.D.: 65-0924491 Clermont, Florida

PROMISSORY NOTE

$2,000,000.00 May 13, 2011

FOR VALUE RECEIVED, HASCO Medical, Inc., a Florida corporation, with a principal business address of 1416 West I-65, Service Road South, Mobile, Alabama 36693 (the "Borrower"), promises to pay to the order of Jeff Connor and Patricia Connor, or any subsequent holder of this note (individually and collectively, the "Lender"), at Lender's residence located at 28036 Price Road, Okahumpka, Florida 34762 (or at such other place or places as Lender may designate) the principal sum of Two Million Dollars ($2,000,000.00), or so much thereof as may be from time to time outstanding (the "Principal Amount"), plus interest thereon at the Rate hereinafter defined, all in accordance with the terms and conditions of this Promissory Note (the "Note") and in accordance with the Loan and Security Agreement of even date herewith by and between Borrower and Lender (the "Loan Agreement").

This Note is secured by collateral as described in the Loan Agreement, the Continuing Guaranty Agreement (the "Guaranty") of Harold F. Compton, Sr. and Vicki L. Compton (individually and collectively, the "Guarantors"), the Deed of Trust of even date herewith to be recorded in Dallas County, Texas and other agreements by and between Borrower and Lender. The Loan Agreement, Guaranty, the Deed of Trust and such other agreements are hereinafter referred to collectively as the "Loan Documents," and the loan evidenced thereby is hereinafter referred to as the "Loan." Terms used herein but not otherwise defined hereunder are defined as set forth in the Loan Documents. All of the terms, definitions, conditions and covenants of the Loan Agreement and the Loan Documents are expressly made a part of this Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Note is entitled to the benefits of and remedies provided in the Loan Documents.

1. Interest. The Principal Amount from time to time outstanding shall bear interest at a fixed rate of 6.0% per annum so long as Borrower is not in default under the terms of the Note and the Loan Documents. Interest shall be computed on the basis of a daily amount of interest accruing on the daily outstanding principal balance during a 360-day year multiplied by the actual number of days the principal is outstanding during such applicable interest period.

2. Payment of Interest and Principal. Interest accrued in accordance with this Note shall be due and payable monthly, in arrears, on the first (1st) day of each month immediately following the calendar month for which said interest has accrued. Principal and interest shall be paid in equal successive monthly installments, each in the amount of $16,877.14, commencing on August 1, 2011, and continuing on the same day of each month thereafter for a period of 180 months until all principal and accrued interest have been paid in full.

All accrued but unpaid interest, late charges, expenses and the principal balance then outstanding shall be due and payable in full on the Maturity Date, as defined in the Section 6 below.

4. Prepayment. This Note may be prepaid in whole or in part at any time without fee, premium or penalty. Any partial prepayment shall be applied in accordance with the Section below titled "Application of Payments" and shall not postpone the due date of any subsequent periodic installments or the Maturity Date, or change the amount of such installments due, unless Lender shall otherwise agree in writing.

5. Late Charges.

A. Should Borrower fail to fully pay the installments of interest or principal on any due date provided for herein or within sixty (60) days thereafter, then Borrower further promises to pay a late payment charge equal to five percent (5%) of the amount of the unpaid installment as liquidated compensation to Lender for the extra expense to Lender to process and administer the late payment, Borrower agreeing, by execution hereof, that any other measure of compensation for a late payment is speculative and impossible to compute. This provision for late charges shall not be deemed to extend the time for payment or be a "grace period" or "cure period" that gives Borrower a right to cure a Default or Default Condition. Imposition of late charges is not contingent upon the giving of any notice or lapse of any cure period provided for in the Deed of Trust and shall not be deemed a waiver of any right or remedy of Lender, including without limitation, acceleration of this Note.

B. In the event of default under this Note or any Loan Document for which Lender does not accelerate repayment of the Principal as provided in this Note, the Note shall bear interest at the Default Interest Rate (defined below) for a period beginning sixty (60) days after written notice of such default and ending upon the curing of said noticed default. Such default interest rate shall apply to the outstanding Principal during the term of such default. In no event, however, shall said interest rate exceed the maximum rate allowed by law. Upon the curing of such default, the interest rate shall revert to the interest rate stated in Section 1 above.

6. Maturity Date. The then outstanding principal balance plus all accrued but unpaid interest shall be due and payable on July 1, 2026 (the "Maturity Date").

7. Default. Any failure of Borrower or any Guarantor to comply with any term, covenant, or condition of this Note, including without limitation, Borrower's failure to pay principal, interest, or expenses when same shall become due, or the existence of any Default Condition or Default under the Loan Documents, shall be deemed, at the option of Lender, a Default under this Note.

8. Acceleration. Upon the occurrence of a Default hereunder or under the terms of any one or more of the Loan Documents, Lender may declare the then outstanding principal and all accrued but unpaid interest immediately due and payable and upon acceleration, and thereafter this Note shall bear interest at the Default Rate, hereinafter defined, until all indebtedness evidenced hereby and secured by the Loan Documents has been paid in full. Further, in the event of such acceleration, the Loan, and all other indebtedness of Borrower to Lender arising out of or in connection with the Loan shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by Borrower.

9. Default Rate. After maturity or upon acceleration, and thereafter, the unpaid indebtedness then evidenced by this Note and due under and secured by the Loan Documents shall bear interest at a fixed rate equal to the lesser of (a) the maximum rate then permitted under applicable law, or (b) eighteen percent (18%) per annum.

10. Application of Payments. All sums received by Lender for application to the Loan may be applied by Lender to late charges, expenses, costs, interest, principal, and other amounts owing to Lender in connection with the Loan in the order selected by Lender in its sole discretion.

11. Expenses. In the event this Note is not paid when due on any stated or accelerated maturity date, or should it be necessary for Lender to enforce any other of its rights under this Note, the Loan Documents, Borrower will pay to Lender, in addition to principal, interest and other charges due hereunder or under the Loan Documents, all costs of collection or enforcement, including reasonable attorneys' fees, paralegals' fees, legal assistants' fees, costs and expenses, whether incurred with respect to collection, litigation, bankruptcy proceedings, interpretation, dispute, negotiation, trial, appeal, defense of actions instituted by a third party against Lender arising out of or related to the Loan, enforcement of any judgment based on this Note, or otherwise, whether or not a suit to collect such amounts or to enforce such rights is brought or, if brought, is prosecuted to judgment.

12. Waiver. All persons now or at any time liable for payment of this Note, whether directly or indirectly, including without limitation any Guarantor, hereby waive presentment, protest, notice of protest and dishonor. The undersigned expressly consents to any extensions and renewals, in whole or in part, to the release of any or all Guarantors or co-makers and any collateral security or portions thereof, given to secure this Note, and all delays in time of payment or other performance which Lender may grant, in its sole discretion, at any time and from time to time without limitation all without any notice or further consent of Borrower, and any such grant by Lender shall not be deemed a waiver of any subsequent delay or any of Lender's rights hereunder or under the Loan Documents.

13. Usury. In no event shall this or any other provision herein or in the Loan Documents, permit the collection of any interest which would be usurious under the laws of the State of Florida. If any such interest in excess of the maximum rate allowable under applicable law has been collected, Borrower agrees that the amount of interest collected above the maximum rate permitted by applicable law, together with interest thereon at the rate required by applicable law, shall be refunded to Borrower, and Borrower agrees to accept such refund, or, at Borrower's option, such refund shall be applied as a principal payment hereunder.

14. Modification. This Note may not be changed orally, but only by an agreement in writing signed by the Lender and Borrower.

15. Applicable Law. This Note shall be governed by and construed in accordance with the laws of the State of Florida.

16. Notices. All notices or other communications required or permitted to be given pursuant to the provisions of this Note shall be given in accordance with the notice provisions of the Loan Agreement.

17. Successors and Assigns. As used herein, the terms "Borrower" and "Lender" shall be deemed to include their respective heirs, personal representatives, successors and assigns.

18. Severability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal, or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operates or would prospectively operate to invalidate this Note, then and in any of those events, only such provision or provisions shall be deemed null and void and shall not affect any other provision of this Note. The remaining provisions of this Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced, or disturbed thereby. In the event any provisions of this Note are inconsistent with the provisions of the Loan Documents or any other agreements or documents executed in connection with this Note, this Note shall control.

19. Captions; Pronouns. Captions are for reference only and in no way limit the terms of this Note. The pronouns used in this instrument shall be construed as masculine, feminine, or neuter as the occasion may require. Use of the singular includes the plural, and vice versa.

20. Business Day. Any reference herein or in the Loan Documents to a day or business day shall be deemed to refer to a banking day which shall be a day on which Lender is open for the transaction of business, excluding any national holidays, and any performance which would otherwise be required on a day other than a banking day shall be timely performed in such instance, if performed on the next succeeding banking day. Notwithstanding such timely performance, interest shall continue to accrue hereunder until such payment or performance has been made.

21. WAIVER OF JURY TRIAL. LENDER AND BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER MAKING THIS LOAN TO BORROWER.

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the day and year first above written.

HASCO Medical, Inc.

By: Harold F. Compton, Jr.

Harold F. Compton, Jr., Chief Executive Officer